Exhibit 99.1


                           PRESS RELEASE

                                            FOR IMMEDIATE RELEASE
                Contact:  Philip H. Yamman, VP Investor Relations
                                                   (716) 987-3301


             ACC CORP. ADOPTS SHAREHOLDER RIGHTS PLAN


          ROCHESTER, NY, (October 3, 1997) - ACC Corp. (NASDAQ;ACCC) today announced that its Board of Directors had adopted a Shareholder Rights Plan. In connection with this plan, ACC's Board of Directors declared a dividend of one Preferred Stock Purchase Right on each outstanding share of ACC Common Stock. The dividend will be distributed on October 15, 1997 to shareholders of record on that date.

          Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 15 percent or more of ACC's Common Stock or announces a tender or exchange offer which would result in ownership by a person or group of 15 percent or more of the Common Stock.

          Each Right, which is not presently exercisable, will entitle its holder to buy one one-thousandth of a share of Series A preferred stock at an exercise price of $150.00. Each Right will entitle its holder (other than the acquiring person or group) to purchase, at the exercise price, shares of the preferred stock or shares of the acquiring company having a market value of twice such price.

          The Company can redeem the Rights for $.01 per Right before the acquisition by a person or group of 15 percent or more of the Company's Common Stock and thereafter under certain circumstances.

          According to ACC, the adopted plan is very similar to plans adopted by many public companies. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long term potential, while nor preventing a fairly valued bid for the Company.

          Further details concerning the Rights Plan are contained in a letter that will be mailed to all ACC shareholders after the Record Date.

          ACC Corp. is an international telecommunications holding company headquartered in Rochester, New York. ACC subsidiaries provide telecommunications services to business, residential and student customers in the United States, Canada, the United Kingdom, and Germany, as well as specialized programs for colleges, universities, and other carriers.